Exhibit 4.02















                       401(k) SAVINGS PLAN
                               FOR
       EMPLOYEES OF LOUISVILLE GAS AND ELECTRIC COMPANY WHO
              ARE REPRESENTED BY LOCAL 2100 OF IBEW









                    Effective January 1, 1998


















                        TABLE OF CONTENTS

                                                         Page No.

INTRODUCTION

DEFINITIONS                                                     1
Section 1.1     Adjustment                                     1
Section 1.2     Annual Additions                               1
Section 1.3     Beneficiary                                    1
Section 1.4     Board                                          1
Section 1.5     Code                                           1
Section 1.6     Committee                                      1
Section 1.7     Company                                        1
Section 1.8     Company Stock                                  1
Section 1.9     Compensation                                   2
Section 1.10    Corporation                                    2
Section 1.11    Defined Benefit Plan                           2
Section 1.12    Defined Contribution Plan                      2
Section 1.13    Dividend Eligible Participant                  2
Section 1.14    Early Retirement Date                          2
Section 1.15    Effective Date                                 2
Section 1.16    Employee                                       3
Section 1.17    Employer                                       3
Section 1.18    Employer Contributions                         3
Section 1.19    Entry Date                                     3
Section 1.20    ESOP                                           3
Section 1.21    ESOP Dividends                                 3
Section 1.22    Fiduciary                                      3
Section 1.23    Former Participant                             3
Section 1.24    Highly Compensated Employees                   3
Section 1.25    Individual Account                             5
Section 1.26    Investment Fund                                6
Section 1.27    Investment Manager                             6
Section 1.28    Leased Employee                                6
Section 1.29    LG&E Energy Corp. Common Stock Fund            6
Section 1.30    Limitation Year                                6
Section 1.31    Matching Contribution Account                  6
Section 1.32    Matching Contributions                         6
Section 1.33    Normal Retirement Date                         6
Section 1.34    Participant                                    6
Section 1.35    Paying Agent                                   6
Section 1.36    Plan                                           6
Section 1.37    Plan Year                                      7
Section 1.38    Prior ESOP Account                             7
Section 1.39    Prior Plan                                     7
Section 1.40    Rollover Contribution                          7
Section 1.41    Rollover Contribution Account                  7
Section 1.42    Salary Redirection                             7
Section 1.43    Salary Redirection Account                     7
Section 1.44    Total and Permanent Disability                 7
Section 1.45    Trust Agreement                                7
Section 1.46    Trust Fund                                     7
Section 1.47    Valuation Date                                 7
Section 1.48    Trustee                                        7

PARTICIPATION                                                   8
Section 2.1     Eligibility Requirements                       8
Section 2.2     Plan Binding                                   8
Section 2.3     Reemployment                                   8
Section 2.4     Transfers                                      8
Section 2.5     Beneficiary Designation                        9
Section 2.6     Notification of Individual Account Balance     9

CONTRIBUTIONS                                                  10
Section 3.1     Salary Redirection                            10
Section 3.2     Matching Contributions                        11
Section 3.3     Rollover Amount From Other Plans              12
Section 3.4     Nondiscrimination Test for Salary
                Redirection                                   13
Section 3.5     Maximum Individual Deferral                   15
Section 3.6     Mistake of Fact                               15

ALLOCATIONS TO INDIVIDUAL ACCOUNTS                             17
Section 4.1     Individual Accounts                           17
Section 4.2     Investment of Accounts                        17
Section 4.3     Valuation of Accounts                         18
Section 4.4     Trustee and Committee Judgment Controls       19
Section 4.5     Maximum Additions                             19
Section 4.6     Corrective Adjustments                        19
Section 4.7     Defined Contribution and Defined Benefit
                Plan Fraction                                 20

DISTRIBUTIONS                                                  22
Section 5.1     Normal Retirement                             22
Section 5.2     Early Retirement                              22
Section 5.3     Late Retirement                               22
Section 5.4     Death                                         22
Section 5.5     Disability                                    22
Section 5.6     Termination of Employment                     23
Section 5.7     Commencement of Benefits                      23
Section 5.8     Minimum Distributions                         23
Section 5.9     Methods of Payment                            24
Section 5.10    Benefits to Minors and Incompetents           25
Section 5.11    Unclaimed Benefits                            26
Section 5.12    Participant Directed Rollovers                26

WITHDRAWALS                                                    28
Section 6.1     Hardship Withdrawal                           28
Section 6.2     Participant Loans                             29

EMPLOYEE STOCK OWNERSHIP PLAN                                  32
Section 7.1     Purpose and Effective Date                    32
Section 7.2     Investment in Company Stock                   32
Section 7.3     Prior ESOP Accounts                           32
Section 7.4     General ESOP Provisions                       32
Section 7.5     Put Option                                    33
Section 7.6     Loans                                         33
Section 7.7     Disposition of Dividends on Company Stock     34
Section 7.8     Voting of Stock and Other Stock Rights        35
Section 7.9     Section 16 Compliance                         35

FUNDING                                                        37
Section 8.1     Contributions                                 37
Section 8.2     Trustee                                       37

FIDUCIARIES                                                    38
Section 9.1     General                                       38
Section 9.2     Employer                                      38
Section 9.3     Trustee                                       39
Section 9.4     401(k) Savings Committee                      39
Section 9.5     Claims Procedures                             40
Section 9.6     Records                                       41

AMENDMENT AND TERMINATION OF THE PLAN                          42
Section 10.1    Amendment of the Plan                         42
Section 10.2    Termination of the Plan                       42
Section 10.3    Return of Contributions                       42

MISCELLANEOUS                                                  44
Section 11.1    Governing Law                                 44
Section 11.2    Construction                                  44
Section 11.3    Administration Expenses                       44
Section 11.4    Participant's Rights                          44
Section 11.5    Spendthrift Clause                            44
Section 11.6    Merger, Consolidation or Transfer             45
Section 11.7    Counterparts                                  45

SIGNATURES                                                     45

                          INTRODUCTION




Effective January 1, 1993, the Board of Directors of Louisville Gas and Electric Company ("Sponsoring Employer") adopted the 401(k) Savings Plan for Employees of Louisville Gas and Electric Company Who Are Represented by Local 2100 of IBEW (the "Plan"), as hereinafter set forth.

On January 1, 1998, the Louisville Gas and Electric Company
Employees' Stock Ownership Plan and Trust participant balances were merged into the Plan.

It is intended that this Plan, together with the Trust Agreement, meet all the requirements of the Internal Revenue Code of 1986, as amended (the "Code") and the Employee Retirement Income Security Act of 1974 as amended ("ERISA") and shall be interpreted, wherever possible, to comply with the terms of the said laws, as amended, and all formal regulations and rulings issued thereunder. It is also intended that this Plan shall be a profit sharing plan under Code Section 401(a).
                            ARTICLE 1

                           DEFINITIONS

Section 1.1
Adjustment means the net increases and decreases in the market value of the Trust Fund during a Plan Year or other period exclusive of any contribution or distribution during such year or other period. Such increases and decreases shall include such items as realized or unrealized investment gains and losses and investment income, and may include expenses of administering the Trust Fund and the Plan.

Section 1.2
Annual Additions means for any Employee in any Limitation Year, the sum of Employer Contributions, Salary Redirection, and forfeitures allocated to the Employee's Individual Account. Amounts allocated to an individual medical account, as defined in
Section 415(l) of the Code, which is part of an annuity or pension plan maintained by the Employer are treated as Annual Additions to a Defined Contribution Plan. Also, amounts derived from contributions paid or accrued which are attributable to post-retirement medical benefits allocated to the separate account of a Key Employee as required by Section 419A(d) of the Code, maintained by the Employer, are treated as Annual Additions to a Defined Contribution Plan.

Section 1.3
Beneficiary means any person designated by a Participant to receive such benefits as may become payable hereunder after the death of such Participant, provided, however, that a married Participant may not name as his Beneficiary someone other than his spouse unless the spouse consents in writing to such designation, which consent shall be acknowledged by a Plan representative or by a notary public.

Section 1.4
Board means the Board of Directors of the Employer.

Section 1.5
Code means the Internal Revenue Code of 1986 as amended and revised.

Section 1.6
Committee means the 401(k) Savings Committee provided for in
Article 9 hereof.

Section 1.7
Company means Louisville Gas and Electric Company and all of the legal entities which are part of a controlled group or affiliated service group with Louisville Gas and Electric Company pursuant to the provisions of Code Sections 414(b), (c), (m), or (o).

Section 1.8
Company Stock means the common stock issued by the Corporation having a combination of voting power and dividend rates equal to or in excess of:

(a) That class of common stock of the Corporation having the greatest voting power, and

(b) That class of common stock of the Corporation having the greatest dividend rights.

Section 1.9
Compensation means, for any Plan Year, base compensation paid to an Employee by the Employer, increased by amounts deferred pursuant to Code Sections 125 (flexible benefit plans), 402(a)(8) (salary redirection), and 402(h)(1)(B) (simplified employee plans), including a one thousand five hundred dollar ($1,500) lump sum payment amount to be paid on or about January 6, 1995 and excluding, without limitation, any overtime, shift differential and any other forms of premium compensation paid by the Employer. In the Plan Year during which an Employee becomes a Participant, only remuneration paid in the portion of the Plan Year in which he was a Participant shall be considered Compensation. Compensation shall be limited to two hundred thousand dollars ($200,000) or such greater amount as determined pursuant to Code Section 401(a)(17). Effective January 1, 1994 Compensation shall be limited to one hundred and fifty thousand dollars ($150,000) or such greater amount as determined pursuant to Code Section 401(a)(17). In determining the compensation of a Participant for purposes of this limitation, the rules of Section 414(q)(6) of the Code shall apply, except in applying such rules, the term "family" shall include only the spouse of the Participant and any lineal descendants of the Participant who have not attained age nineteen (19) before the close of the year. If, as a result of the application of such rules the adjusted two hundred thousand dollar ($200,000) limitation is exceeded, then (except for purposes of determining the portion of compensation up to the integration level if this Plan provides for permitted disparity), the limitation shall be prorated among the affected individuals in proportion to each individual's compensation as determined under this Section prior to the application of this limitation.

Section 1.10
Corporation means LG&E Energy Corp. and its successors.

Section 1.11
Defined Benefit Plan means a plan established and qualified under
Section 401 of the Code, except to the extent it is, or is treated as, a Defined Contribution Plan.

Section 1.12
Defined Contribution Plan means a plan which is established and qualified under Section 401 of the Code, which provides for an individual account for each participant therein and for benefits based solely on the amount contributed to each participant's account and any income, expenses, gains or losses (both realized and unrealized) which may be allocated to such account.

Section 1.13
Dividend Eligible Participant means a Participant who will reach the maximum individual deferral amount as described in Section
3.5 or a Participant who has not reached the maximum
Compensations amount described in Section 1.9 herein, and all Former Participants and Beneficiaries.

Section 1.14
Early Retirement Date means the earlier of (i) the date the Participant attains age fifty-five (55) or (ii) the date the Participant is credited with thirty-five (35) years of vesting service under the Retirement Income Plan for Employees of Louisville Gas and Electric Company Who Are Represented by Local 2100 of IBEW.

Section 1.15
Effective Date means January 1, 1998.

Section 1.16
Employee means any person employed by the Employer, who is a member of Local 2100 of IBEW and who is eligible for coverage hereunder. The term "Employee" shall exclude any person who is a Leased Employee.

Section 1.17
Employer means Louisville Gas and Electric Company.  The
Sponsoring Employer shall be Louisville Gas and Electric Company.

Section 1.18
Employer Contributions means Matching Contributions made to the Trust Fund by the Employer. Salary Redirection shall not be included in the term Employer Contributions when used in this Plan.

Section 1.19
Entry Date means the first day of each calendar month during each Plan Year.

Section 1.20
ESOP means the Employee Stock Ownership Plan established pursuant to Article 7 of the Plan.

Section 1.21
ESOP Dividends means those amounts distributed during the Plan Year to a Participant as dividends on stock allocated to such Participant's account under the Louisville Gas and Electric Company Employees' Stock Ownership Plan or effective January 1, 1998 Article 7 of the Plan.

Section 1.22
Fiduciary means the Employer, the Trustee, the Committee and any individual, corporation, firm or other entity which assumes, in accordance with Article 9, responsibilities of the Employer, the Trustee or the Committee with respect to management of the Plan or the disposition of its assets.

Section 1.23
Former Participant means a Participant whose participation in the Plan has terminated but who has not received payment in full of the balance in his Individual Account to which he is entitled.

Section 1.24
Highly Compensated Employees will be determined in accordance with the following:

(a) Highly Compensated Employee means an employee who during the look back year or the determination year:

(1)  Was at any time a five percent (5%) owner of the Employer;

(2) Received compensation from the Company in excess of seventy-five thousand dollars ($75,000) (or such higher amount as may be provided under Code Section 414(q));

(3) Received compensation from the Company in excess of fifty thousand dollars ($50,000) (or such higher amount as may be provided under Code Section 414(q)) and was in a group consisting of the top twenty percent (20%) of the employees of the Company when ranked on the basis of compensation; or

(4) Was at any time an officer and received compensation greater than fifty percent (50%) of the maximum amount under Code Section 415(b)(1)(A). Not more than fifty (50) officers (or, if lesser, the greater of three (3) employees or ten percent (10%) of the employees) shall be considered under this Subsection as Highly Compensated Employees. If no officer is described above, then the highest paid officer shall be treated as described in this item (4).

(b) If the employee was not a Highly Compensated Employee for the look back year, then he shall not be considered a Highly Compensated Employee for the determination year unless he is a five percent (5%) owner of the Employer or one of the highest paid one hundred (100) employees and meets the criteria of items
(2), (3) or (4) of Subsection (a) of this Section.

(c) If the Highly Compensated Employee is a five percent (5%) owner or one of the ten (10) most highly compensated employees, then the compensation and contributions of employees who are spouses, lineal descendants, ascendants or spouses of lineal descendants or ascendants of such Highly Compensated Employees shall be attributed to the Highly Compensated Employee and the employees who are such relatives shall not be considered as separate employees. In the event that family aggregation is required, the limitation on compensation pursuant to Code Section 401(a)(17) will be allocated among those family members who have not attained age nineteen (19) by the close of the Plan Year by multiplying the limitation by a fraction, the numerator of which is the individual family member's compensation and the denominator of which is the total compensation of all members of the family group or in such other manner as provided by regulation and pronouncements of the Internal Revenue Service.

(d) For purposes of determining Highly Compensated Employees, compensation shall mean compensation paid by the Company for purposes of Code Section 415(c)(3) and shall include amounts deferred pursuant to Code Sections 125 (flexible benefit plans); 402(a)(8) (salary redirection); and 402(h)(1)(B) (simplified employee plans).

(e) For purposes of determining the top twenty percent (20%) of employees and the number of officers counted as Highly
Compensated Employees, the following employees shall be excluded:

(1)  Employees who have not completed six (6) months of service,

(2)  Employees who normally work less than seventeen and one-half
(17-1/2) hours per week,

(3) Employees who normally work during not more than six (6) months during the Plan Year,

(4)  Employees who have not attained age twenty-one (21),

(5)  Employees who are non-resident aliens.

(f) A former employee shall be treated as a Highly Compensated Employee if (1) such employee was a Highly Compensated Employee when such employee separated from Service, or (2), such employee was a Highly Compensated Employee at any time after attainment of age fifty-five (55).

(g) Except as otherwise provided in this Section, the term "look back year" shall mean the twelve (12) month period immediately preceding the determination year.

(h)  Except as otherwise provided in this Section the term
"determination year" shall mean the current Plan Year.

(i) To the extent permitted by regulations under Code Section 414(q), the Employer may elect to make the look back year calculation on the basis of the calendar year ending with or within the applicable determination year (or, in the case of a determination year that is shorter than twelve (12) months, the calendar year ending with or within the twelve (12) month period ending with the end of the determination year). In such case, the Employer must make the determination year calculation on the basis of the period (if any) by which the applicable determination year extends beyond such calendar year. If the Employer makes the election provided for in this Subsection, such election must be made with respect to all plans, entities and arrangements of the Employer.

(j) The determination of Highly Compensated Employees shall be determined on a Company wide basis and shall not be determined on an Employer-by-Employer or plan-by-plan basis.

(k)  If the Employer so elects for a year, item (2) of Subsection
(a) of this Section shall be applied by substituting fifty thousand dollars ($50,000) in place of seventy-five thousand dollars ($75,000), and item (3) of Subsection (a) of this Section shall not apply, provided that:

(1) At all times during such year, the Employer maintained substantial business activities and employed employees in at least two (2) significantly separate geographic areas, and

(2) The Employer satisfies such other conditions as may be prescribed by the Secretary of the Treasury.

(l) The determination of Highly Compensated Employees shall be governed by Code Section 414(q) and the regulations issued thereunder.

Section 1.25
Individual Account means the detailed record kept of the amounts credited or charged to each Participant in accordance with the terms hereof. Such Individual Account is comprised of the following accounts: a Salary Redirection Account, a Matching Contribution Account, a Rollover Contribution Account, and effective January 1, 1998 the Prior ESOP Account.

Section 1.26
Investment Fund means the investment fund established pursuant to
Section 4.2.

Section 1.27
Investment Manager means a Fiduciary (other than the Trustee or other named Fiduciary) as defined in Section 3(38) of the Employee Retirement Income Security Act of 1974 who is appointed by the Sponsoring Employer pursuant to Section 9.3.

Section 1.28
Leased Employee shall mean any person (other than an employee of the recipient) who provides services to the recipient if such services are provided pursuant to an agreement between the recipient and any other person ("leasing organization"), such person has performed such services for the recipient (or for the recipient and any related persons determined in accordance with Code Section 414(n)(6)) on a substantially full-time basis for a period of one (1) year, and such services are of a type historically performed by employees in the business field of the recipient employer.

Section 1.29
LG&E Energy Corp. Common Stock Fund means the fund invested primarily in shares of common stock of LG&E Energy Corp.

Section 1.30
Limitation Year means the twelve (12) month period beginning on January 1 and ending on December 31.

Section 1.31
Matching Contribution Account means that portion of a Participant's Individual Account attributable to (i) Matching Contributions allocated to such Participant pursuant to Section
3.2 and (ii) the Participant's proportionate share, attributable to his Matching Contribution Account, of the Adjustments, reduced by any distributions from such Account pursuant to Article 5 and any withdrawals from such Account pursuant to Article 6.

Section 1.32
Matching Contributions means contributions made to the Trust Fund by the Employer pursuant to Section 3.2.

Section 1.33
Normal Retirement Date means the first day of the month coincident with or next following the Participant's sixty-fifth
(65th) birthday. The Normal Retirement Age shall be age sixty-five (65).

Section 1.34
Participant means any Employee who becomes a Participant as provided in Article 2 hereof.

Section 1.35
Paying Agent means the payroll department of the Company or a participating subsidiary, acting as agent for a Participant, or the trustees of the Louisville Gas and Electric Company
Employees' Stock Ownership Plan and Trust, or effective January
1, 1998, the Trustee of the Plan.

Section 1.36
Plan means the 401(k) Savings Plan for Employees of Louisville
Gas and Electric Company Who Are Represented by Local 2100 of
IBEW.

Section 1.37
Plan Year means the twelve (12) month period beginning on January
1 and ending on December 31.

Section 1.38
Prior ESOP Account means the portion of the Individual Account attributable to the balance transferred from the Louisville Gas and Electric Employees' Stock Ownership Plan, effective January
1, 1998.

Section 1.39
Prior Plan means the 401(k) Savings Plan for Employees of
Louisville Gas and Electric Company Who Are Represented by Local
2100 of IBEW, effective January 1, 1993.

Section 1.40
Rollover Contribution means contributions made to the Trust Fund by an Employee pursuant to Section 3.3.

Section 1.41
Rollover Contribution Account means that portion of an Employee's Individual Account attributable to (i) Rollover Contributions pursuant to Section 3.3 and (ii) the Participant's proportionate share, attributable to his Rollover Contribution Account, of the Adjustments, reduced by any distributions from such Account pursuant to Article 5 and any withdrawals from such Account pursuant to Article 6.

Section 1.42
Salary Redirection means contributions made to the Trust Fund by the Employer pursuant to Section 3.1.

Section 1.43
Salary Redirection Account means that portion of a Participant's Individual Account attributable to (i) Salary Redirection amounts made on his behalf pursuant to Section 3.1 and (ii) the Participant's proportionate share, attributable to his Salary Redirection Account, of the Adjustments, reduced by any distributions from such Account pursuant to Article 5 and any withdrawals from such Account pursuant to Article 6.

Section 1.44
Total and Permanent Disability or Totally and Permanently
Disabled means totally and permanently incapacitated, physically or mentally, from engaging in any gainful occupation or employment and qualifies as disabled under the Retirement Income
Plan for Employees of Louisville Gas and Electric Company Who Are
Represented by Local 2100 of IBEW.

Section 1.45
Trust Agreement means the agreement entered into between the Sponsoring Employer and the Trustee pursuant to Article 8 hereof.

Section 1.46
Trust Fund means the trust fund created in accordance with
Article 8 hereof.

Section 1.47
Valuation Date means the date the Investment Manager values the assets of the Investment Fund. The Valuation Date will occur at least once a year.

Section 1.48
Trustee means such individual or corporation as shall be designated in the Trust Agreement to hold in trust any assets of the Plan for the purpose of providing benefits under the Plan, and shall include any successor trustee designated thereunder.
                            ARTICLE 2

                          PARTICIPATION

Section 2.1
Eligibility Requirements

Each Employee shall be eligible to participate as of the Entry
Date coincident with or next following the completion of six (6) months of continuous employment.

Section 2.2
Plan Binding

Upon becoming a Participant, a Participant shall be bound then and thereafter by the terms of this Plan and the Trust Agreement, including all amendments to the Plan and the Trust Agreement made in the manner herein authorized.

Section 2.3
Reemployment

(a) Termination of employment shall be deemed to occur when an Employee has an interruption in continuity of his employment by the Company. Such termination may have resulted from retirement, death, voluntary or involuntary termination of employment, unauthorized absence, or by failure to return to active employment with the Company or to retire by the date on which an authorized leave of absence expired.

(b) If an Employee who was not eligible to become a Participant in the Plan during his prior period of employment is reemployed, he shall be eligible to participate in the Plan after he has met the requirements of Section 2.1.

(c) If an Employee who was a Participant in the Plan during his prior period of employment is reemployed, he shall be eligible to again become a Participant as of the first payroll coincident with or next following his change in status.

(d) If a person employed by the Employer becomes an Employee as defined under this Plan, he shall be eligible to participate in the Plan as of the date of his change in status, provided he has met the requirements of Section 2.1. If person employed by the Employer ceases to be an Employee as defined under the Plan he will cease to be an active Participant effective as of the first payroll coincident with or next following his change in status.

Section 2.4
Transfers

When an employee is no longer eligible for participation under the terms of this Plan but is eligible for participation under the Louisville Gas and Electric Company 401(k) Savings Plan (salaried plan), administrative adjustments to transfer such employee to the salaried plan, shall be made as soon as practicable.

Section 2.5
Beneficiary Designation

Upon commencing participation, each Participant shall designate a Beneficiary on forms furnished by the Committee. Such Participant may then from time to time change his Beneficiary designation by written notice to the Committee and, upon such change, the rights of all previously designated Beneficiaries to receive any benefits under this Plan shall cease. A married Participant may not name as his Beneficiary someone other than his spouse unless the spouse consents in writing to such designation, which consent shall be acknowledged by a Plan representative or by a notary public. If the Beneficiary designation consented to by the spouse is not limited to a specific Beneficiary ("general consent"), the consent must acknowledge that the spouse has a right to limit consent to a specific Beneficiary. The consent of the spouse must be obtained each time the Beneficiary is changed, unless a general consent is given. If, at the time of a Participant's death while benefits are still outstanding, his named Beneficiary does not survive him, the benefits shall be paid to his named contingent Beneficiary. If a deceased Participant is not survived by either a named Beneficiary or contingent Beneficiary (or if no Beneficiary was effectively named), the benefits shall be paid in a single sum to the person or persons in the first of the following classes of successive preference beneficiaries then surviving: the Participant's (i) surviving spouse, (ii) children, (iii) parents, (iv) brothers and sisters, (v) executors and administrators. If the Beneficiary or contingent Beneficiary is living at the death of the Participant, but such person dies prior to receiving the entire death benefit, the remaining portion of such death benefits shall be paid in a single sum to the estate of such deceased Beneficiary or contingent Beneficiary.

Section 2.6
Notification of Individual Account Balance

At least once each Plan Year or more frequently as determined by the Committee, the Committee shall notify each Participant of the amount of his share in the Adjustments and Contributions for the period just completed, and the new balance of his Individual Account.
                            ARTICLE 3

                          CONTRIBUTIONS

Section 3.1
Salary Redirection

Each Employee who satisfies the requirements of Section 2.1 may elect to have Salary Redirection made on his behalf, commencing on the date specified in Section 2.1. Such election shall be made by entering into a Salary Redirection agreement with the Employer in which it is agreed that the Employer will redirect a portion of the Participant's Compensation and contribute that designated amount to the Trust Fund on behalf of the Participant in accordance with the following.

(a) Salary Redirection Agreement. Each eligible Employee may enter into a Salary Redirection agreement under which the Employee's Employer will redirect a portion of the Participant's Compensation during each payroll period in an amount equal to an integral percentage from one percent (1%) to sixteen percent (16%) of such Compensation and contribute such percentage to the Trust Fund on behalf of the Participant.

(b) Submission of Form. In order for Salary Redirection to commence on the appropriate date (the beginning of a payroll period), the Salary Redirection agreement must be received by the Committee at least fifteen (15) days prior to the date Salary Redirection is to start. Notwithstanding the above, a terminated Participant who is reemployed and is eligible to participate upon reemployment may enter into a Salary Redirection Agreement on his reemployment date to be applicable to Compensation earned on and after such date. In the event a Participant does not so elect when initially eligible, he may subsequently elect to have Salary Redirection made on his behalf commencing with the first day of any payroll period which is at least fifteen (15) days after the date his election form is delivered to the Committee. The Salary Redirection agreement shall be on a form provided by the Committee. Such agreement shall authorize the Employer to reduce Compensation otherwise payable to the Participant during each pay period by the amount of Salary Redirection elected.

(c) Change in Redirected Amounts. A Participant electing to have Salary Redirection made on his behalf to the Plan pursuant to this Section, may, on a Salary Redirection agreement provided by and submitted to the Committee, increase or decrease his Salary Redirection amount (within the appropriate minimum and maximum) as of the first day of any payroll period which is at least fifteen (15) days after the date his election form is received by the Committee, but not retroactively. The Salary Redirection agreement shall state the amount of Salary Redirection he desires to have made.

(d) Cessation of Redirection. Any Participant may elect to cease future Salary Redirection to the Plan effective with the first regular payroll period that it is administratively possible to do so following notification. In the event any such Participant desires thereafter to recommence having Salary Redirection made on his behalf, he shall be allowed to do so effective with the first day of any payroll period which is at least fifteen (15) days after receipt of written notice by the Committee on the appropriate form stating the amount of Salary Redirection he desires to have made.

(e) Notice Requirements. Any of the notice requirements in this Section may be lengthened or shortened by the Committee if it finds it administratively necessary or feasible to do so, with such discretion being exercised in a nondiscriminatory manner.

(f) Payment to Trustee. The Employer shall pay to the Trustee any Salary Redirection made on behalf of any Participant within a reasonable time following the end of each regular pay period, but no later than ninety (90) days beginning on the date on which such Salary Redirection would otherwise be paid to the Participant in cash. Effective February 3, 1997, the Employer shall pay to the Trustee any Salary Redirection made on behalf of any Participant as of the earliest date on which such Salary Redirection can reasonably be segregated from the Employer's general assets, but no later than the fifteenth (15th) business day of the month following the month in which the Salary Redirection is received by the Employer or the fifteenth (15th) business day of the month following the month in which the Salary Redirection would otherwise have been payable to the Participant in cash.

(g) Amounts of ESOP Dividends Deemed Deferred. A Participant will be deemed to have elected to have a Salary Redirection made on his behalf in the amount of the ESOP Dividends paid to him in cash, subject to the limits of Sections 401(k), 402(g) and 415 of the Code and the regulations thereunder, unless the Participant elects otherwise by making the appropriate election with the Committee in the manner prescribed by the Committee. Deemed deferrals made pursuant to this Subsection 3.1(g), shall not be taken into account in the calculation of the percentage of salary redirected pursuant to Subsection 3.1(a).

Section 3.2
Matching Contributions

For each Accounting Year in which the Employer has net profits or accumulated net profits, as determined under generally accepted accounting principles, the Employer shall make an Employer Matching Contribution from such net profits or accumulated net profits to the Trust Fund on behalf of eligible Participants.
The Matching Contribution will be an amount necessary to match thirty-three percent (33%) of the eligible Participants' net eligible Salary Redirection made to the Trust Fund for the Plan Year. Net eligible Salary Redirection means Salary Redirection not to exceed six percent (6%) of Compensation during the Plan Year, which Salary Redirection has not been withdrawn. For purposes of calculating net eligible Salary Redirection, withdrawals shall be deemed to have been made from the earliest Salary Redirection not yet withdrawn. Any Matching Contribution which is made as of a Valuation Date shall be allocated to the Matching Contribution Account of each eligible Participant. For purposes of this Section, an eligible Participant shall mean a Participant who has made Salary Redirection contributions during the Plan Year.

Section 3.3
Rollover Amount From Other Plans

An Employee eligible to participate in the Plan, regardless of whether he has satisfied the participation requirements of
Section 2.1, may transfer to the Trust Fund a "qualifying total distribution," defined in Section 402(a)(5)(E) of the Code, provided that such distribution is from a plan which meets the requirements of Section 401(a) of the Code (the "Other Plan").

(a) The procedures approved by the Committee shall provide that such a transfer may be made only if the following conditions are met:

(1) The transfer occurs on or before the sixtieth (60th) day following the Employee's receipt of the distribution from the Other Plan;

(2) The amount transferred is equal to any portion of the distribution the Employee received from the Other Plan, subject to the maximum rollover provision of Section 402(a)(5)(B) of the Code, limiting such amount to the fair market value of all property received in such a distribution reduced by employee contributions, as defined in Section 402 (a)(5)(E) of the Code;

(3) Any contribution pursuant to this Section must be entirely in cash.

(b) Notwithstanding the foregoing, if an Employee had deposited a distribution previously received from an Other Plan into an individual retirement account ("IRA"), as defined in Section 408 of the Code, he may transfer the amount of such distribution, plus earnings thereon from the IRA, to this Plan; provided such rollover amount is deposited with the Trustee on or before the sixtieth (60th) day following receipt thereof from the IRA.

(c) The Committee shall develop such procedures, and may require such information from an Employee desiring to make such a transfer, as it deems necessary or desirable to determine that the proposed transfer will meet the requirements of this Section. Upon approval by the Committee, the amount transferred shall be deposited in the Trust Fund and shall be credited to a Rollover Account. Such account shall be one hundred percent (100%) vested in the Employee and shall share in income allocations in accordance with Section 4.3. Upon termination of employment, the total amount of the Rollover Account shall be distributed in accordance with Article 5.

(d) Upon such a transfer by an Employee who is otherwise eligible to participate in the Plan but who has not yet completed the participation requirements of Section 2.1, his Rollover
Account shall represent his sole interest in the Plan until he becomes a Participant.

Section 3.4
Nondiscrimination Test for Salary Redirection

(a) Periodically as determined by the Employer, the Employer shall check the actual deferral percentages against the tests identified below. In the event that neither test is met, the Employer shall reduce the Salary Redirection percentages of Highly Compensated Employees that are above the maximum deferral percentage allowed under the tests; provided that the initial reductions shall be in unmatched Salary Redirection, and only if such redirections are not sufficient shall matched Salary Redirection be reduced. Beginning with the highest such percentage, each contribution percentage shall be reduced to the next highest percentage, and so forth, until the excess is eliminated. If it is necessary to reduce the matched Salary Redirection, the Participant shall nevertheless receive from the Plan a distribution equal to the Employer Matching Contribution plus any income thereon that would have been allocated to him had such reduction in contribution not been necessary.

(b) The term "eligible Employees," for purposes of this Section, shall mean all employees of the Employer who are eligible to make
Salary Redirection contributions during the Plan Year for which the tests are being made.

(c) The term "actual deferral percentage," means the average of the following percentages (calculated separately for each eligible Employee): Salary Redirection contributions on behalf of each eligible Employee divided by the compensation of the eligible Employee. Matching Contributions may, at the election of the Employer, be included in the numerator. In calculating the actual deferral percentage of a Highly Compensated Employee who participates in more than one cash or deferred arrangement of the Company, all cash or deferred arrangements ending with or within the same calendar year shall be treated as a single arrangement.

(d) The term "compensation" for purposes of this Section, shall include amounts paid by the Employer to the Employee during the period he is eligible to make Salary Redirection contributions and which amounts are currently includable in the Employee's gross income. For all Plan Years, the Employer shall have the right to increase the Employee's compensation, for purposes of this Section by the amount of any Employee salary redirection elections under Section 125 (flexible benefit plans), 402(a)(8) (salary redirection) and 402(h)(1)(B) (simplified employee plans) of the Code, or to use such alternate definition of compensation as may be provided under Section 414(s) of the Code. Alternate definitions of compensation under Code Section 414(s) include (i) compensation within the meaning of Code Section 415(c)(3) including or excluding reimbursements or other expense allowances, fringe benefits (cash or non-cash), moving expenses, deferred compensation and welfare benefits, and (ii) any other definition of compensation that is reasonable, does not by design favor Highly Compensated Employees and satisfies the nondiscrimination requirements of Code Section 414(s) and the
regulations thereunder.   Compensation for purposes of this
Section shall be limited to two hundred thousand dollars ($200,000) or such greater amount as determined pursuant to Code
Section 401(a)(17). In determining the compensation of a Participant for purposes of this limitation, the rules of Section 414(q)(6) of the Code shall apply, except in applying such rules, the term "family" shall include only the spouse of the Participant and any lineal descendants of the Participant who have not attained age nineteen (19) before the close of the year. If, as a result of the application of such rules, the adjusted two hundred thousand dollar ($200,000) limitation is exceeded, then (except for purposes of determining the portion of compensation up to the integration level if this plan provides for permitted disparity), the limitation shall be prorated among the affected individuals in proportion to each such individual's compensation as determined under this Section prior to the application of this limitation.

(e) Only one (1) of the following two (2) tests need be satisfied not to have a reduction in Salary Redirection.

Test I -   The actual deferral percentage for the group of Highly
Compensated Employees is not more than the actual deferral percentage of all other eligible Employees multiplied by one and twenty-five hundredths (1.25).

Test II - The excess of the actual deferral percentage for the group of Highly Compensated Employees over the actual deferral percentage for all other eligible Employees is not more than two
(2) percentage points, and the actual deferral percentage for the group of Highly Compensated Employees is not more than the actual deferral percentage for all other eligible Employees multiplied by two (2.0).

(f) If neither Test I nor Test II is satisfied for any Plan Year, the Plan shall nevertheless be deemed to comply with the requirements of Section 401(k)(3)(A)(ii) of the Code for such Plan Year if, before the last day of the following Plan Year, the amount of any excess contribution (adjusted for income or loss for the Plan Year computed using any reasonable method that satisfies Code Section 401(a)(4) provided it is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year and provided it is used by the Plan for allocating income or loss to Participants' Individual Accounts) is distributed to the Participant. Unless a Participant elects otherwise in the manner prescribed by the Committee, a Participant receiving a distribution pursuant to this Subsection 3.4(f) shall be deemed to have made a Salary Redirection agreement of Compensation (earned in the taxable year in which such distribution is received) of up to the amount of such distribution, subject to the limits of Code Sections 401(k), 402(g) and 415 in effect for the year such Salary Redirections are made. In the event any excess deferrals will be distributed to the Participant, the Administrator may pay these amounts to a Paying Agent. Prior to January 1, 1997, in the case of family aggregation pursuant to Subsection 1.24(c), excess contributions under this Section shall be allocated to Participants who are subject to the family aggregation rules of Code Section 414(q)(6) in the manner prescribed by the regulations.

(g)  This Section shall be governed by the rules of Code Section
401(k), 401(a)(4) and any rules or regulations issued pursuant thereto, including the aggregation rules of Code Section
401(k)(3) and the regulations thereunder.

Section 3.5
Maximum Individual Deferral

A Participant shall not be permitted to have his Employer redirect an amount in excess of seven thousand dollars ($7,000) in any calendar year pursuant to the provisions of Section 3.1, including contributions to any other plan of the Company which are made pursuant to Code Section 402(a)(8). The seven thousand dollars ($7,000) limitation shall be adjusted in accordance with cost-of-living adjustments made by the Secretary of the Treasury pursuant to Code Section 402(g)(5). If any amount is redirected pursuant to Section 3.1 in excess of seven thousand dollars ($7,000), or if a Participant notifies the Committee, in writing, by March 1 following the close of the taxable year of its portion of the amount contributed in excess of seven thousand dollars ($7,000) to all plans pursuant to Code Section 402(a)(8), such amount shall be deemed an "excess deferral" and the 401(k) Savings Committee shall direct the Trustee to distribute to the Participant (not later than the April 15 following the calendar year in which the excess deferral was made) the amount of the excess deferral (adjusted for income or loss for the Plan Year computed using any reasonable method that satisfies Code Section 401(a)(4) provided it is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year and provided it is used by the Plan for allocating income or loss to Participants' Individual Accounts and reduced by any deferrals distributed or reclassified pursuant to Section 3.4). In the case of family aggregation pursuant to Subsection 1.24(c), excess contributions under this Section shall be allocated to Participants who are subject to the family aggregation rules of Code Section 414(q)(6) in the manner prescribed by regulations.

Section 3.6
Mistake of Fact

If due to a mistake of fact, Employer Contributions to the Trust Fund for any Plan Year exceed the amount intended to be contributed, notwithstanding any provision to the contrary, the Employer, as soon as such mistake of fact is discovered, shall notify the Trustee. The Employer shall direct that the Trustee return such excess to the Employer, provided such return is made within one (1) year of the date on which the Employer made the contribution.
                            ARTICLE 4

               ALLOCATIONS TO INDIVIDUAL ACCOUNTS



Section 4.1
Individual Accounts

The Committee shall establish and maintain an Individual Account in the name of each Participant to which the Committee shall credit all amounts allocated to each such Participant pursuant to
Article 3 and the following Sections of this Article.

Section 4.2
Investment of Accounts

The Individual Account shall be invested by the Trustee in accordance with the following:

(a) There shall be established the following Investment Funds within the Trust Fund:

(1)  Fidelity Retirement Government Money Market Portfolio,

(2)  Fidelity Ginnie Mae Portfolio, frozen effective October 1,
1996,

(3)  Fidelity Puritan Fund,

(4)  Fidelity Spartan U. S. Equity Index Portfolio,

(5)  Fidelity Magellan Fund,

(6)  Fidelity Contrafund, effective October 1, 1996,

(7)  Fidelity Equity-Income II Fund, effective October 1, 1996,

(8)  Warburg Pincus Emerging Growth, effective October 1, 1996,

(9)  Templeton Foreign, effective October 1, 1996,

(10) Fidelity Intermediate Bond Fund, effective October 1, 1996,

(11) LG&E Energy Corp. Common Stock Fund, effective January 1,
1998.

(b) The Participant may direct the investments of current contributions to his Individual Account and the cumulative balance of his Individual Account in increments of ten percent (10%)(one percent (1%) effective October 1, 1996), by giving the Investment Manager such notice as it shall require to be effective as soon as reasonably possible.

(c) A Participant may transfer the cumulative balance of his Individual Account, excluding the portion attributable to his Prior ESOP Account. There shall be no limit on the number of times a Participant can change the direction as to the investment of current contributions to his Individual Account.

(d) A Participant who does not make any election under this Section shall have the Individual Account and current contributions made on his behalf invested in the Retirement
Government Money Market Portfolio.

Section 4.3
Valuation of Accounts

(a)  Individual Account.  As of each Valuation Date, the
Committee shall determine the fair market value of the Individual
Account of each Participant as follows:

(1) The value of the Individual Account of each Participant as of the last Valuation Date;

(2) Minus the amount of any withdrawals and distributions made from the Participant's Individual Account since the last
Valuation Date;

(3) Plus any contributions to the separate account in the Participant's Individual Account established for contributions pursuant to the following Sections since the last Valuation Date:
3.1, 3.2, 3.3;

(4)  Plus any investment earnings allocated to such Individual
Account since the last Valuation Date;

(5)  Minus any investment losses allocated to such Individual
Account since the last Valuation Date.

(b) Investment Earnings or Losses. The investment earnings (or losses, if such computation is negative) from each Investment Fund shall mean the net gain or loss of each Investment Fund from investments, as reflected by interest payments, dividends, realized and unrealized gains and losses on securities, other investment transactions and expenses paid from the fund. In determining the investment earnings or losses of the Investment Fund as of any date, assets shall be valued on the basis of their fair market value as of said date.

(c) Allocation of Investment Earnings or Losses. The investment earnings and losses from each Investment Fund shall be allocated to the Individual Account of each Participant invested in the respective investment fund in such reasonable and consistently applied manner as the Investment Manager shall determine, provided that the allocation is based on the relative market values of the Participant's Individual Account.

Section 4.4
Trustee and Committee Judgment Controls

In determining the fair market value of the Trust Fund and of Individual Accounts, the Trustee and the Committee shall exercise their best judgment, and all such determinations of value (in the absence of bad faith) shall be binding upon all Participants and their beneficiaries. All allocations shall be deemed to have been made as of the Valuation Date, regardless of when actual allocations were undertaken.

Section 4.5
Maximum Additions

Anything herein to the contrary notwithstanding, the total Annual Additions of a Participant for any Limitation Year when combined with any similar annual additions credited to the Participant for the same period from another qualified Defined Contribution Plan maintained by the Company, shall not exceed the lesser of the amounts determined pursuant to Subsection (a) or (b) of this Section.

(a) Thirty thousand dollars ($30,000) or, if greater, twenty-five percent (25%) of the dollar limitation in effect under Code
Section 415(b)(1)(A); or

(b) Twenty-five percent (25%) of the Participant's compensation received from the Company for such Limitation Year, as determined pursuant to Section 415 of the Code.

(c) In the event a Participant is covered by one or more Defined Contribution Plans maintained by the Company, the maximum annual additions as noted above shall be decreased in any other Defined Contribution Plan as determined necessary by the Company, prior to a reduction of this Plan, to ensure that all such plans will remain qualified under the Code.

Section 4.6
Corrective Adjustments

In the event that corrective adjustments in the Annual Addition to any Participant's Individual Account are required as the result of allocating forfeitures, a reasonable error in estimating a Participant's compensation, a reasonable error in determining the amount of elective deferrals (within the meaning of Code Section 402(g)(3)) that may be made with respect to an individual under the limits of Code Section 415, or such other facts and circumstances as may be provided for by rules or regulations issued pursuant to Code Section 415, the corrective adjustments shall be made pursuant to and in the order of the Subsections in this Section. Unless he elects otherwise in the manner prescribed by the Committee, a Participant receiving a distribution under this Section 4.6 shall be deemed to have made a Salary Redirection agreement of Compensation (earned in the taxable year in which such distribution is received) equal to the amount of such distribution, subject to the limits of Code
Section 401(k), 402(g) and 415 for the Plan Year such Salary Redirections are made. In the event any excess Annual Additions will be distributed to the Participant, the Committee may pay these amounts to the Paying Agent.

(a)  The portion of the Participant's unmatched Salary
Redirection shall be reduced to insure compliance with Section
4.5. Any affected Salary Redirection will be distributed to the Participant.

(b) The portion of the Participant's matched Salary Redirection and his Matching Contributions shall be proportionally reduced to insure compliance with Section 4.5. Any affected Salary Redirection will be distributed to the Participant. Any affected Matching Contributions shall be used to reduce future Matching Contributions.

Section 4.7
Defined Contribution and Defined Benefit Plan Fraction

If a Participant is a participant in a Defined Benefit Plan maintained by the Company, the sum of his defined benefit plan fraction and his defined contribution plan fraction for any Limitation Year may not exceed one (1.0).

(a) For purposes of this Section, the term "defined contribution plan fraction" shall mean a fraction the numerator of which is the sum of all of the Annual Additions of the Participant under this Plan and any other Defined Contribution Plan maintained by the Company as of the close of the Limitation Year and the denominator of which is the sum of the lesser of the following amounts determined for such Limitation Year and for each prior Limitation Year of employment with the Company:

(1) The product of one and twenty-five hundredths (1.25) multiplied by the dollar limitation in effect under Section
415(c)(1)(A) of the Code; or

(2) The product of one and forty hundredths (1.4) multiplied by the amount which may be taken into account under Code Section
415(c)(1)(B) with respect to each individual under the Plan for such Limitation Year.

(b) For purposes of this Section, the term, "defined benefit plan fraction" shall mean a fraction the numerator of which is the Participant's projected annual benefit (as defined in the Defined Benefit Plan) determined as of the close of the Limitation Year and the denominator of which is the lesser of:

(1) The product of one and twenty-five hundredths (1.25) multiplied by the dollar limitation in effect pursuant to Section
415(b)(1)(A) of the Code for such Limitation Year; or

(2) The product of one and forty hundredths (1.4) multiplied by the amount which may be taken into account pursuant to Section
415(b)(1)(B) of the Code with respect to each individual under the Plan for such Limitation Year.

(c) The limitation on aggregate benefits from a Defined Benefit Plan and a Defined Contribution Plan which is contained in
Section 2004 of ERISA, as amended, shall be complied with by a reduction (if necessary) in the Participant's benefits under the Defined Benefit Plan.
                            ARTICLE 5

                          DISTRIBUTIONS

Section 5.1
Normal Retirement

When a Participant lives to his Normal Retirement Date and retires, he shall become entitled to the full value of his Individual Account as of the preceding Valuation Date, plus any Salary Redirection and Rollover Contributions made by or on behalf of the Participant but not yet allocated to the Participant's Individual Account, and plus any Matching Contributions to which the Participant is entitled pursuant to
Section 3.2 but not yet allocated to the Participant's Individual
Account.

Section 5.2
Early Retirement

When a Participant lives to his Early Retirement Date and retires, he shall become entitled to the full value of his Individual Account as of the preceding Valuation Date, plus any Salary Redirection and Rollover Contributions made by or on behalf of the Participant but not yet allocated to the Participant's Individual Account, and plus any Matching Contributions to which the Participant is entitled pursuant to
Section 3.2 but not yet allocated to the Participant's Individual
Account.

Section 5.3     Late Retirement

A Participant may continue his employment past his Normal Retirement Date on a year-to-year basis. He shall continue to be an active Participant under the Plan. Upon his actual retirement, he shall become entitled to the full value of his Individual Account of the preceding Valuation Date, plus any Salary Redirection and Rollover Contributions made by or on behalf of the Participant but not yet allocated to the Participant's Individual Account, and plus any Matching Contributions to which the Participant is entitled pursuant to
Section 3.2 but not yet allocated to the Participant's Individual
Account.

Section 5.4
Death

If a Participant dies while an active Participant under the Plan, his Beneficiary shall be entitled to the full value of his Individual Account as of the preceding Valuation Date, plus any Salary Redirection and Rollover Contributions made by or on behalf of the Participant but not yet allocated to the Participant's Individual Account, plus any Matching Contributions to which the Participant is entitled pursuant to Section 3.2 but not yet allocated to the Participant's Individual Account.

Section 5.5
Disability

When it is determined that a Participant is Totally and Permanently Disabled, the Committee shall certify such fact to the Trustee and such Disabled Participant shall be entitled to receive the full value of his Individual Account as of the preceding Valuation Date, plus any Salary Redirection and Rollover Contributions made by or on behalf of the Participant but not yet allocated to the Participant's Individual Account, and plus any Matching Contributions to which the Participant is entitled pursuant to Section 3.2 but not yet allocated to the Participant's Individual Account.

Section 5.6
Termination of Employment

Upon termination of employment for any reason (other than Normal Retirement, Early Retirement, Late Retirement, Disability Retirement, or Death), a Participant shall be entitled to a benefit equal to the full value of his Individual Account as of the preceding Valuation Date, plus any Salary Redirection and Rollover Contributions made by or on behalf of the Participant but not yet allocated to the Participant's Individual Account, plus any Matching Contributions to which the Participant is entitled pursuant to Section 3.2 but not yet allocated to the Participant's Individual Account.

Section 5.7
Commencement of Benefits

(a) Any benefits payable under this Article shall be paid as soon as reasonably possible following the actual date of separation, subject to the Participant's consent if his actual date of separation is prior to Normal Retirement Age and subject to Subsection 5.9(a). In no event, however, shall payment begin beyond sixty (60) days after the last day of the Plan Year in which occurs the latest of (i) the Participant's reaching Normal Retirement Age; (ii) the tenth (10th) anniversary of the date the Employee became a Participant; or (iii) termination of the Participant's employment. Notwithstanding anything in the Plan to the contrary and notwithstanding the Participant's lack of consent, benefits under this Plan shall be paid as soon as reasonably possible following the later of the Participant's actual date of separation or his Normal Retirement Date.

(b) If the Participant does not consent to a distribution as provided above, such distribution shall be made based on the value of the Individual Account as of the Valuation Date coincident with or immediately preceding the receipt of notice by the Committee of the election to receive a distribution. Such distribution shall be made as soon as reasonably possible following such Valuation Date.

Section 5.8
Minimum Distributions

(a) The Individual Account of all Participants must be distributed or commence to be distributed no later than April 1 following the calendar year in which such individual attains age seventy and one-half (70-1/2) unless such individual has effectively executed a waiver prior to January 1, 1984, in accordance with the Code and notices and regulations issued thereunder. However, if the Participant was not a five percent (5%) owner in any Plan Year after attaining age sixty-five and one-half (65-1/2) and had attained age seventy and one-half (70-1/2) prior to January 1, 1988, distributions to said Participant must commence no later than the April 1 following the calendar year in which the later of termination of employment or age seventy and one-half (70-1/2) occurs, or the Participant becomes a five percent (5%) owner.

(b) All distributions required under this Article shall be determined and made in accordance with the Proposed Regulations under Code Section 401(a)(9), including the minimum distribution incidental benefit requirement of Section 1.401(a)(9)-2 of the Proposed Regulations.

Section 5.9
Methods of Payment

(a) A Participant or Beneficiary shall elect a distribution of the Individual Account as provided hereinafter. No other manner of distribution shall be provided. The request by the Participant or the Beneficiary shall be in writing and shall be filed with the Committee at least thirty (30) days before distribution is to be made. The Committee may not require a distribution without the consent of the Participant prior to his reaching the later of Normal Retirement Age or, if the Participant is deceased, without the consent of his spouse, if living, or of his Beneficiary, unless the vested value of the Individual Account is not more than three thousand five hundred dollars ($3,500). If the vested value of the Participant's Individual Account is less than three thousand five hundred dollars ($3,500), the benefits payable will be paid as soon as reasonably possible following the actual date of severance, notwithstanding lack of consent. If the vested value of the Participant's Individual Account has been more than three thousand five hundred dollars ($3,500) at the time of any distribution, the value the Participant's Individual Account will be deemed to be more than three thousand five hundred dollars ($3,500) at the time of any subsequent distribution for purposes of the consent requirements of this paragraph. Notwithstanding the above, no lump sum distribution may be made after periodic payments have commenced unless the Participant or the Participant's surviving spouse consents in writing to the distribution. The alternative forms of distribution are as follows:

(1)  A lump sum distribution in cash or in kind; or

(2) Periodic installment payments (either monthly or annually) for a period not to exceed ten (10) years as selected by the Participant or Beneficiary; or

(3)  Any combination of the above.

(b) If the Participant dies after the periodic installment payments commence but before the Individual Account is fully distributed, the balance remaining in the Individual Account shall be paid out over the periods remaining pursuant to the Participant's election under item (2) or (3) of Subsection (a) of this Section, or, if the Beneficiary elects, such other period as is allowed under this Section.

(c) Any payment provided for in this Section may not extend beyond the life expectancy of the Participant or the joint and last survivor expectancy of the Participant and designated
Beneficiary.

(d) If the Participant dies before distribution occurs or commences, the Participant's entire interest will be distributed no later than five (5) years after the Participant's death, except to the extent that an election is made to receive distributions in accordance with (1) or (2) below:

(1) If any portion of the Participant's interest is payable to a designated Beneficiary, distributions may be made in substantially equal installments over the life or life expectancy of the designated Beneficiary commencing no later than one (1) year after the Participant's death.

(2) If the designated Beneficiary is the Participant's surviving spouse, the date distributions are required to be made or commence shall not be earlier than the date on which the Participant would have attained age sixty-five (65). If the spouse dies before payments begin, any subsequent distribution shall be made as if the spouse had been the Participant.

(e) Notwithstanding any settlement option contained in this Plan, the benefits payable to the Beneficiary of any Participant must be incidental to the primary purpose of distributing accumulated funds to the Participant, and if the Participant's designated Beneficiary or survivor is other than his spouse, the settlement option shall not violate Code Section 401(a)(9).

(f) This Plan specifically permits a distribution to an alternate payee under a qualified domestic relations order at any time, irrespective of whether the Participant has attained his earliest retirement age under the Plan. Nothing in this Section
5.9 gives a Participant a right to receive a distribution at a time otherwise not permitted under the Plan nor does it permit the alternate payee to receive a form of payment not permitted under the Plan.

Section 5.10
Benefits to Minors and Incompetents

(a) In case any person entitled to receive payment under the Plan shall be a minor, the Committee, in its discretion, may dispose of such amount in any one or more of the ways specified in items (1) through (3) of this Subsection.

(1)  By payment thereof directly to such minor;

(2)  By application thereof for benefit of such minor;

(3) By payment thereof to either parent of such minor or to any adult person with whom such minor may at the time be living or to any person who shall be legally qualified and shall be acting as guardian of the person or the property of such minor; provided only that the parent or adult person to whom any amount shall be paid shall have advised the Committee in writing that he will hold or use such amount for the benefit of such minor.

(b) In the event that it shall be found that a person entitled to receive payment under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless prior claim therefor shall have been made by a duly qualified committee or other legal representative), such payment may be made to the spouse, son, daughter, parent, brother, sister or other person deemed by the Committee to have incurred expense for such person otherwise entitled to payment.

Section 5.11
Unclaimed Benefits

If, after diligent effort, a Participant, spouse or Beneficiary who is entitled to a distribution cannot be located within a reasonable period of time after the date such distribution was to commence, the distributable Individual Account balance shall be deposited in such separate account as the Trustee shall determine. The separate account shall be registered in the name of the person entitled to the distribution. The balance in such separate account shall be forfeited on the fifth (5th) anniversary of the Participant's termination of employment, or such later date as the Committee may determine, and shall be used to reduce future Employer Contributions. If the Participant, spouse or Beneficiary subsequently presents a valid claim for the benefit to the Committee, the Committee shall cause the benefit, equal to the amount which was forfeited under this Section, to be restored, first from forfeitures and then from Employer Contributions.

Section 5.12
Participant Directed Rollovers

(a) Any Participant, spouse or alternate payee under a qualified domestic relations order entitled to receive an eligible rollover distribution on or after January 1, 1993, may elect, pursuant to Code Section 401(a)(31) and the rules and regulations issued pursuant thereto, to have such distribution paid directly to an eligible retirement plan. The election shall be made in such form and in such manner as the Employer may require, consistent with the rules and regulations issued pursuant to Code Section 401(a)(31).

(b) For purposes of Subsection (a) of this Section, an eligible rollover distributions is a distribution of all or any portion of the balance to the credit of the distributee, excluding any distribution which is (i) one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) or the joint lives (or joint life expectancies) of the recipient and the recipient's designated beneficiary; (ii) for a specified period of ten (10) years or more; or (iii) is required to be made under Code Section 401(a)(9). An eligible retirement plan is an individual retirement account described in Code Section 408(b) (other than an endowment contract), a trust described in Code Section 401(a) that is exempt from tax under Code Section 501(a), or an annuity plan described in Code Section 403(a).

(c) A distributee includes an Employee or Former Employee. In addition, the Employee's or Former Employee's surviving spouse and the Employee's or Former Employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

(d) Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Article, a distributee may elect, at the time and in the manner prescribed by the Plan administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

(e) A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.
                            ARTICLE 6
                           WITHDRAWALS

Section 6.1
Hardship Withdrawal

(a) Except as otherwise provided in this Section, and upon proper written application of a Participant made at least thirty
(30) days in advance of the withdrawal date, in such form as the Committee may specify, the Committee in its sole discretion may permit the Participant to withdraw a portion or all of the balance of his Salary Redirection Account; provided that earnings allocated to said Account may not be withdrawn. Such withdrawal shall be based on the Valuation Date coincident with or immediately preceding the date of application plus contributions made to such Account since such Valuation Date; provided, however the Committee may defer the withdrawal if it is in the best interest of the Participant requesting the withdrawal or the other Participants.

(b) The reason for a withdrawal pursuant to this Section must be to enable the Participant to meet unusual or special situations in his financial affairs resulting in immediate and heavy financial needs of the Participant. Such situations shall be limited to:

(1) Medical expenses (described in Code Section 213(d)) previously incurred by the Participant, the Participant's spouse or any dependents of the Participant (as defined in Code Section
152) or necessary for these persons to obtain medical care described in Code Section 213(d);

(2) Purchase (excluding mortgage payments) of a principal residence for the Participant;

(3) Payment of tuition and related educational fees for the next twelve (12) months of post-secondary education for the Participant, his or her spouse, children, or dependents (as defined in Code Section 152);

(4) The need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant's principal residence; or

(5) Any additional items which may be added to the list of deemed immediate and heavy financial needs by the Commissioner of Internal Revenue through the publication of revenue rulings, notices, and other documents of general applicability.

Any withdrawal hereunder may not exceed the amount required to meet the immediate financial need created, and provided further that such amount must not be reasonably available from other resources of the Participant. The amount of an immediate and heavy financial need shall include any federal, state, or local taxes or penalties reasonably anticipated to result from the distribution.

(c) The minimum amount of withdrawal a Participant may make pursuant to this Section shall be one thousand dollars ($1,000).

(d) The Committee may shorten the notice period if it finds it is administratively feasible. In granting or refusing any request for withdrawal or in shortening the notice period, the Committee shall apply uniform standards consistently and such discretionary power shall not be applied so as to discriminate in favor of Highly Compensated Employees.

(e) The withdrawals under this Section shall in no way affect said Participant's continued participation in this Plan except by the reduction in account balances caused by such withdrawals and except as provided in Subsection (f) of this Section.

(f) If a Participant withdraws Salary Redirection pursuant to the provisions of this Section, the following provisions of this Subsection shall apply and the Committee shall deem that such amount requested for withdrawal is not reasonably available from other resources of the Participant.

(1) A withdrawal may be made pursuant to this Section only after the Participant has obtained all distributions other than hardship distributions, and all nontaxable loans available under this Plan and all other Plans maintained by the Employer.

(2) Elective contributions and employee contributions under this Plan, and all other plans maintained by the Employer, such as the Employee Common Stock Purchase Plan, will be suspended for twelve
(12) months after receipt of the withdrawal of Salary Redirection pursuant to this Section.

(3) The limitation provided for in Section 3.5 for the taxable year of the Participant following the taxable year of the withdrawal pursuant to this Section shall be reduced by the Participant's Salary Redirection and other elective contributions for the taxable year of the Participant during which the withdrawal pursuant to this Section is taken.

Section 6.2
Participant Loans

(a) Effective February 1, 1996, upon proper written application of a Participant or Beneficiary (which, for purposes of this Section, shall mean any person who is a party in interest as defined in Section 3(14) of the Employee Retirement Income Security Act of 1974 and who has a vested interest in his Individual Account), made in such form as the Investment Manager may specify, the Investment Manager may make a loan to the Participant or Beneficiary from his Individual Account. Notwithstanding the preceding sentence, a loan shall not be made to a non-active Participant that may result in discrimination under Code Section 401(a)(4). The application, and the resulting loan, must meet the terms and conditions specified in the following provisions of this Section and the approval or denial of a loan request will be made on the basis of whether the loan would meet these requirements.

(b) The total amount of all loans shall not exceed the lesser of:

(1) Fifty thousand dollars ($50,000), reduced by the highest outstanding balance of loans from the Plan during the one (1) year period ending on the day before the loan is made; or

(2)  One-half (1/2) the value of the Participant's Individual
Account under the Plan as of the date of the loan minus the outstanding balance of all other loans from the Plan as of the date of the loan.

(c)  The amount of any loan must be at least one thousand dollars
($1,000).

(d) No more than four (4) loans may be outstanding to any Participant at any one time. No Participant may refinance a loan at any time.

(e) The Investment Manager shall credit interest and principal payments made by a Participant, including payments made pursuant to Subsection (g) of this Section, against his loans evidenced by promissory notes held as earmarked assets of his Individual Account, to the Trust Fund.

(f) The maximum term of repayment for any loan shall be five (5) years.

(g) The Participant shall authorize his Employer to deduct approximately equal interest and principal payments from his compensation payable at the end of each regular pay period (no less frequently than quarterly) in an amount equal to at least ten dollars ($10.00) with respect to each outstanding loan. In the event an inactive Participant or Beneficiary receives a loan hereunder or in the event that a Participant who received a loan ceases to be actively employed by the Company, repayments shall be made to the Committee pursuant to the terms of the promissory note (no less frequently than quarterly). The Committee shall transfer payments under this Subsection to the Investment Manager within a reasonable period of time.

(h) A Participant may repay, at any time, any portion or all of the then outstanding principal balance of any of his loans, together with interest due to date on the prepaid portion. Any such prepayments shall be made to the Investment Manager. Except as otherwise provided in Subsection (j) of this Section, such right of prepayment shall be entirely in the discretion of the Participant and shall be without premium or penalty.

(i) The collateral for each loan shall be the assignment of a percentage, sufficient for the amount of the loan, of up to fifty percent (50%) of the Participant's Individual Account as of the date the loan is made, supported by the Participant's promissory note for the amount of such loan, including interest, payable to the order of the Trustee.

(j) Each loan shall bear interest at a reasonable rate to be fixed by the Investment Manager which shall be based on interest rates currently being charged for similar loans by commercial lending institutions in the same geographical area as the situs of the Trust. The Investment Manager shall not discriminate among Participants in the matter of interest rate; but loans granted at different times may bear different interest rates if, in the opinion of the Investment Manager, different rates are required based on the rates being charged by commercial lending institutions for similar loans.

(k) The terms of the promissory note for each loan shall provide that if a Participant with an outstanding loan balance defaults on the loan prior to the earlier of termination of employment with the Company or attainment of age fifty-nine and one-half (59-1/2), interest shall continue to accrue on the outstanding principal balance at the stated rate, and shall be added to the principal balance as it accrues. If the Participant resumes loan repayments, such repayment of both principal and interest shall be based on the outstanding loan balance on the date repayments resume. The term of the loan, as originally stated, shall be adjusted so that the period during which the Participant was in default will be disregarded. If, on the earlier of termination of employment with the Company or attainment of age fifty-nine and one-half (59-1/2), loan repayments have not resumed, the end of the term of the loan will be deemed to have been reached. In such event, either Subsection (k) of this Section shall apply or, if applicable, the Participant shall be deemed to have made a withdrawal equal to the then outstanding principal balance of the loan. Such deemed withdrawal shall be treated as a distribution to which Subsection (l) of this Section applies.

(l) No distribution under Article 5 shall be made to any Participant, Former Participant or Beneficiary unless and until all unpaid loans, including accrued interest, have been repaid. Such Participant, Former Participant or Beneficiary shall have the option of paying the unpaid loan balance and accrued interest directly or having such amount deducted from the distribution.

The terms of each promissory note shall provide that in the event of default, the Participant shall be deemed to consent to a lump sum distribution at the earliest date a distribution can be made under the Plan equal to the unpaid loan balance and accrued interest.

(m) In granting or refusing any request for a loan, the Investment Manager shall apply uniform standards consistently and such discretionary power shall not be applied to discriminate in favor of Highly Compensated Employees.
                            ARTICLE 7

                  EMPLOYEE STOCK OWNERSHIP PLAN

Section 7.1
Purpose and Effective Date

Effective January 1, 1998, the Corporation hereby establishes and designates the LG&E Energy Corp. Common Stock Fund as an Employee
Stock Ownership Plan to enable eligible Participants to acquire stock ownership interests in the Corporation.

Section 7.2
Investment in Company Stock

The ESOP is designed to invest primarily in Company Stock.

Section 7.3
Prior ESOP Accounts

(a) Participation. An individual with a Prior ESOP Account shall automatically become a Participant in the Plan, effective
January 1, 1998.

(b)  Vesting.  That portion of the Participant's Individual
Account attributable to the Prior ESOP Account shall be fully-vested and non-forfeitable under the Plan.

(c) Withdrawals. Pursuant to the procedures adopted by the Administrator, a Participant may elect to have distributed to him any portion or all of his Prior ESOP Account.

(d) Transfers. Notwithstanding the provisions of Subsection 4.2(c),effective January 1,1998, a Participant, Former Participant, or Beneficiary after reaching age fifty-five (55), may transfer the balance of his Prior ESOP Account from the LG&E Energy Corp. Common Stock Fund to any Investment Fund in the Plan.

Section 7.4
General ESOP Provisions

(a)  Payment of Benefits

Effective January 1, 1998, Payments of amounts invested in the LG&E Energy Corp. Common Stock Fund shall be in the form of a lump sum. If the Participant elects, the distribution shall be made no later than one (1) year after the close of the Plan Year in which the Participant terminates employment due to death, Total and Permanent Disability or Retirement and no later than five (5) years after the close of the Plan Year in which Participant terminates employment for any other reason.

(b)  Contributions

Effective January 1, 1998, the Company shall contribute to the Trustee cash equal to, or Company Stock having an aggregate fair market value equal to, such amounts required by Section 3.2 of the Plan to the ESOP. Contributions by Participants are not required, but shall be permitted in accordance with Section 3.1.

Section 7.5
Put Option

Effective January 1, 1998, if the Company Stock is or becomes not readily tradable on an established market, then any Participant, who is otherwise entitled to a distribution for the Plan, shall have the right (hereinafter referred to as "Put Option") to require that the Corporation repurchase any Company Stock at the price established by a valuation conducted by an independent appraiser (as established in Section 401(a)(28) of the Code).
The Put Option shall only be exercisable during the sixty (60) day period immediately following the date of distribution and if the Put Option is not exercised within such sixty (60) day period, then it can be exercised for an additional period of sixty (60) days in the following Plan Year. This Put Option shall be nonterminable with the meaning of Regulation 54.4975-
(11)(a)(ii).

The amount paid for the Company Stock under the Put Option shall be paid in substantially equal payments (not less frequently than annually) over a period beginning not later than thirty (30) days after the exercise of the Put Option and not exceeding five (5) years. There shall be adequate security provided and reasonable interest paid on the unpaid balance due under this paragraph.

Section 7.6
Loans

(a)  Authorization of Loan

Effective January 1, 1998, the Board of Directors of the Corporation may direct the Trustee to incur a loan on behalf of the Trust in a manner and under conditions which will cause the loan to be an "exempt loan" within the meaning of Section 4975(d)(2) of the Code and Regulations thereunder. A loan shall be used primarily for the benefit of Plan Participants and their Beneficiaries. The proceeds of each such loan shall be used, within a reasonable time after the loan is obtained, only to purchase Company Stock, to repay the loan or to repay any prior loan. Any such loan shall provide for a reasonable rate of interest, an ascertainable period of maturity and shall be without recourse against the Plan. Any such loan shall be secured solely by shares of Company Stock acquired with the proceeds of the loan and shares of such stock that were used as collateral on a prior loan which was repaid with the proceeds of the current loan. Such stock pledged as collateral shall be placed in a Suspense Account and released pursuant to Subsection 7.06(b), as the loan is repaid. Company Stock released from the Suspense Account shall be allocated in the ratio that each eligible Participant's Compensation, bears to the total Compensation, paid to all Participants during the Plan Year. No person entitled to payment under a loan made pursuant to this Section shall have recourse against any Trust Fund assets other than the stock used as collateral for the loan, Sponsoring Employer contributions of cash that are available to meet obligations under the loan and earnings attributable to such collateral and the investment of such contributions. Employer contributions made with respect to any Plan Year during which the loan remains unpaid, and earnings on such contributions, shall be deemed available to meet obligations under the loan, unless otherwise provided by the Employer at the time such contributions are made.

(b)  Release of Company Stock

Any pledge of stock as collateral under this Section shall provide for the release of shares so pledged upon the payment of any portion of the loan. Shares so pledged shall be released in the proportion of the principal and interest, paid on the loan for the Plan Year bears to the aggregate principal and interest, paid for the current Plan Year and each Plan Year thereafter, as provided in Regulation 54.4975-7(b)(8).

(c)  Repayment of the Loan

Payments of principal and interest on any loan under this Section shall be made by the Trustee at the direction of the Committee solely from: (i) employer contributions available to meet obligations under the loan, (ii) earnings from the investment of such contributions, (iii) earnings attributable to stock pledged as collateral for the loan, (iv) other dividends on stock to the extent permitted by law, (v) the proceeds of a subsequent loan made to repay the loan, and (vi) the proceeds of the sale of any stock pledged as collateral for the loan. The contributions and earnings available to pay the loan must be accounted for separately by the Committee until the loan is repaid.

(d)  Allocations to Individual Account

Subject to the limitations in Section 4.5 on annual additions to a Participant's Individual Account, assets released from a Suspense Account by reason of payment made on a loan shall be allocated immediately upon such payment to the account of all Participants who then would be entitled to an allocation of contributions if such payment had been made on the last day of the Plan Year.

Section 7.7
Disposition of Dividends on Company Stock

(a)  Distribution to Dividend Eligible Participant

Effective January 1, 1998, the Trustee shall distribute dividends paid on Company Stock to a Dividend Eligible Participant, no later than ninety (90) days after the end of the Plan Year which said dividends are paid.

(b)  Allocation of Dividend to Individual Accounts

Effective January 1, 1998, the Trustee shall allocate dividends paid on Company Stock, which are not otherwise distributed to Dividend Eligible Participants under Subsection 7.7(a) of this Section, to the Individual Account as provided for in Section 4.3 of the Plan.

Section 7.8
Voting of Stock and Other Stock Rights

(a)  Voting

Common Stock, including fractional shares, held by the Trustee for a Participant's Individual Account and invested in the LG&E Energy Corp. Common Stock Fund, shall be voted by the Trustee at each annual meeting and at each special meeting of the stockholders of the Company at the direction of the Participant to whose Individual Account such stock is credited to the extent such vote would be consistent with the Trustee's duties under ERISA. The Trustee shall cause each Participant to be provided with a copy of a notice of each such stockholder meeting and the proxy statement of the Company, together with the appropriate form for the Participant to indicate his voting instructions. If the instructions are not timely received by the Trustee with respect to such stock, the Trustee shall vote the uninstructed stock in the same proportion as the instructed stock to the extent such vote would be consistent with the Trustee's duties under ERISA.

(b)  Tender Offer

Common Stock, including fractional shares, held by the Trustee for a Participant's Individual Account and invested in the LG&E Energy Corp. Commons Stock Fund, shall be tendered by the Trustee pursuant to a tender offer as directed by the Participant to whose Individual Account such stock is credited to the extent such tender would be consistent with the Trustee's duties under ERISA. The Trustee shall cause each Participant to be provided with notice of any such tender offer as the Trustee receives as a holder of record, and which the Trustee reasonably believes also was received by shareholders generally, as soon as practicable after the Trustee receives such statements or information, together with an appropriate form for the Participant to indicate his or her instruction regarding any such tender offer. If instructions are not timely received by the Trustee with respect to any such stock or if there is any unallocated stock, the Trustee shall tender the shares of such uninstructed or unallocated stock in the same proportion as the Trustee actually receives timely instruction to tender shares of stock to the extent such tender would be consistent with the Trustee's duties under ERISA.

Section 7.9
Section 16 Compliance

It is the intention of the Company that the Plan and the administration of the Plan comply in all respects with Section 16 of the Securities Exchange Act of 1934 (the "Act"), as amended and the rule and regulation promulgated thereunder. If any Plan provision, or any aspect of the administration of the Plan, is found not to be in compliance with Section 16 of the Act, the provision or administration shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3 promulgated under the Act. Notwithstanding anything in the Plan to the contrary, the Committee, in its discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are subject to Section 16 of the Act without so restricting, limiting or conditioning the Plan with respect to other Participants.

                            ARTICLE 8

                             FUNDING

Section 8.1
Contributions

Contributions by the Employer and by the Participants as provided for in Article 3 shall be paid over to the Trustee. All contributions by the Employer shall be irrevocable, except as herein provided, and may be used only for the exclusive benefit of the Participants, Former Participants and their Beneficiaries.

Section 8.2
Trustee

The Sponsoring Employer has entered into an agreement with the Trustee whereunder the Trustee will receive, invest and administer as a trust fund contributions made under this Plan in accordance with the Trust Agreement.

Such Trust Agreement is incorporated by reference as a part of the Plan, and the rights of all persons hereunder are subject to the terms of the Trust Agreement. The Trust Agreement specifically provides, among other things, for the investment and reinvestment of the Fund and the income thereof, the management of the Trust Fund, the responsibilities and immunities of the Trustee, removal of the Trustee and appointment of a successor, accounting by the Trustee and the disbursement of the Trust Fund.

The Trustee shall, in accordance with the terms of such Trust Agreement, accept and receive all sums of money paid to it from time to time by the Employer, and shall hold, invest, reinvest, manage and administer such moneys and the increment, increase, earnings and income thereof as a trust fund for the exclusive benefit of the Participants, Former Participants and their Beneficiaries or the payment of reasonable expenses of administering the Plan.

In the event that affiliated or subsidiary Employers become signatory hereto, completely independent records, allocations, and contributions shall be maintained for each Employer. The Trustee may invest all funds without segregating assets between or among signatory Employers.

                            ARTICLE 9

                           FIDUCIARIES



Section 9.1
General

Each Fiduciary who is allocated specific duties or responsibilities under the Plan or any Fiduciary who assumes such a position with the Plan shall discharge his duties solely in the interest of the Participants, Former Participants and Beneficiaries and for the exclusive purpose of providing such benefits as stipulated herein to such Participants, Former Participants and Beneficiaries, or defraying reasonable expenses of administering the Plan. Each Fiduciary, in carrying out such duties and responsibilities, shall act with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in exercising such authority or duties.

A Fiduciary may serve in more than one Fiduciary capacity and may employ one or more persons to render advice with regard to his Fiduciary responsibilities. If the Fiduciary is serving as such without compensation, all expenses reasonably incurred by such Fiduciary shall be paid from the Trust Fund or by the Employer.

A Fiduciary may delegate any of his responsibilities for the operation and administration of the Plan. In limitation of this right, a Fiduciary may not delegate any responsibilities as contained herein relating to the management or control of the Trust Fund except through the employment of an investment manager as provided in Section 9.3 and in the Trust Agreement relating to the Fund.

Section 9.2
Employer

The Sponsoring Employer established and maintains the Plan for the benefit of its Employees and for Employees of Participating Employers and of necessity retains control of the operation and administration of the Plan. The Sponsoring Employer, in accordance with specific provisions of the Plan, has as herein indicated, delegated certain of these rights and obligations to the Trustee, and the Committee and these parties shall be solely responsible for these, and only these, delegated rights and obligations.

The Employer shall supply such full and timely information for all matters relating to the Plan as (a) the Committee, (b) the Trustee, and (c) the accountant engaged on behalf of the Plan by the Sponsoring Employer may require for the effective discharge of their respective duties.

Section 9.3
Trustee

The Trustee, in accordance with the Trust Agreement, shall have exclusive authority and discretion to manage and control the Trust Fund, except that the Sponsoring Employer may in its discretion employ at any time and from time to time an Investment Manager to direct the Trustee with respect to all or a designated portion of the assets comprising the Trust Fund.

Section 9.4
401(k) Savings Committee

(n) The Board of the Sponsoring Employer shall appoint a Committee of not less than three (3) persons to hold office at the pleasure of the Board, such committee to be known as the 401(k) Savings Committee or Committee, and effective June 5, 1996, the Benefits Committee. No compensation shall be paid members of the Committee from the Trust Fund for service on such Committee. The Committee shall choose from among its members a chairperson and a secretary. Any action of the Committee shall be determined by the vote of a majority of its members. Either the chair or the secretary may execute any certificate or written direction on behalf of the Committee.

(o) Every decision and action of the Committee shall be valid if concurrence is by a majority of the members then in office, which concurrence may be had without a formal meeting.

(p) In accordance with the provisions hereof, the Committee has been delegated certain administrative functions relating to the Plan with all powers necessary to enable it properly to carry out such duties. The Committee shall have no power in any way to modify, alter, add to or subtract from, any provisions of the Plan. The Committee shall have the power and authority in its sole, absolute and uncontrolled discretion to control and manage the operation and administration of the Plan and shall have all powers necessary to accomplish these purposes. The responsibility and authority of the Committee shall include, but shall not be limited to, (i) determining all questions relating to the eligibility of employees to participate; (ii) determining the amount and kind of benefits payable to any Participant, spouse or Beneficiary; (iii) establishing and reducing to writing and distributing to any Participant or Beneficiary a claims procedure and administering that procedure, including the processing and determination of all appeals thereunder; and (iv) interpreting the provisions of the Plan including the publication of rules for the regulation of the Plan as in its sole, absolute and uncontrolled discretion are deemed necessary or advisable and which are not inconsistent with the express terms hereof, the Code or the Employee Retirement Income Security Act of 1974, as amended. All disbursements by the Trustee, except for the ordinary expenses of administration of the Trust Fund or the reimbursement of reasonable expenses at the direction of the Sponsoring Employer, as provided herein, shall be made upon, and in accordance with, the written directions of the Committee.
When the Committee is required in the performance of its duties hereunder to administer or construe, or to reach a determination, under any of the provisions of the Plan, it shall do so on a uniform, equitable and nondiscriminatory basis.

(q) The Committee shall establish rules and procedures to be followed by the Participants, Former Participants and Beneficiaries in filing applications for benefits and for furnishing and verifying proofs necessary to establish age, Service, and any other matters required in order to establish their rights to benefits in accordance with the Plan. Additionally, the Committee shall establish accounting procedures for the purpose of making the allocations, valuations and adjustments to Participants' accounts. Should the Committee determine that the strict application of its accounting procedures will not result in an equitable and nondiscriminatory allocation among the accounts of Participants, it may modify its procedures for the purpose of achieving an equitable and non-discriminatory allocation in accordance with the general concepts of the Plan, provided however that such adjustments to achieve equity shall not reduce the vested portion of a Participant's interest.

(r) The Committee may employ such counsel, accountants, and other agents as it shall deem advisable. The Sponsoring Employer shall pay, or cause to be paid from the Trust Fund, the compensation of such counsel, accountants, and other agents and any other expenses incurred by the Committee in the administration of the Plan and Trust.

Section 9.5
Claims Procedures

(a) The Committee shall receive all applications for benefits. Upon receipt by the Committee of such an application, it shall determine all facts which are necessary to establish the right of an applicant to benefits under the provisions of the Plan and the amount thereof as herein provided. Upon request, the Committee will afford the applicant the right of a hearing with respect to any finding of fact or determination. The applicant shall be notified in writing of any adverse decision with respect to his claim within ninety (90) days after its submission. The notice shall be written in a manner calculated to be understood by the applicant and shall include the items specified in items (1) through (4) of this Subsection.

(1)  The specific reason or reasons for the denial;

(2) Specific references to the pertinent Plan provisions on which the denial is based;

(3) A description of any additional material or information necessary for the applicant to perfect the claim and an explanation why such material or information is necessary; and

(4)  An explanation of the Plan's claim review procedures.

(b) If special circumstances require an extension of time for processing the initial claim, a written notice of the extension and the reason therefor shall be furnished to the claimant before the end of the initial ninety (90) day period. In no event shall such extension exceed ninety (90) days.

(c) In the event a claim for benefits is denied or if the applicant has had no response to such claim within ninety (90) days of its submission (in which case the claim for benefits shall be deemed to have been denied), the applicant or his duly authorized representative, at the applicant's sole expense, may appeal the denial to the Committee within sixty (60) days of the receipt of written notice of denial or sixty (60) days from the date such claim is deemed to be denied. In pursuing such appeal the applicant or his duly authorized representative:

(1)  May request in writing that the Committee review the denial;

(2)  May review pertinent documents; and

(3)  May submit issues and comments in writing.

(d) The decision on review shall be made within sixty (60) days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of a request for review. If such an extension of time is required, written notice of the extension shall be furnished to the claimant before the end of the original sixty (60) day period. The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the claimant, and shall include specific references to the provisions of the Plan on which such denial is based. If the decision on review is not furnished within the time specified above, the claim shall be deemed denied on review.

Section 9.6
Records

All acts and determinations of the Committee shall be duly recorded by the secretary thereof and all such records together with such other documents as may be necessary in exercising his duties under the Plan shall be preserved in the custody of such secretary. Such records and documents shall at all times be open for inspection and for the purpose of making copies by any person designated by the Sponsoring Employer. The Committee shall provide such timely information, resulting from the application of its responsibilities under the Plan, as needed by the Trustee and the accountant engaged on behalf of the Plan by the Sponsoring Employer, for the effective discharge of their respective duties.

                           ARTICLE 10

             AMENDMENT AND TERMINATION OF THE PLAN

Section 10.1
Amendment of the Plan

The Sponsoring Employer shall have the right at any time by action of the Board to modify, alter or amend the Plan in whole or in part; effective September 1, 1994 the 401(k) Savings Committee in the case of non-material amendments, provided, however, that the duties, powers and liability of the Trustee hereunder shall not be increased without its written consent; and provided, further, that the amount of benefits which, at the time of any such modification, alteration or amendment, shall have accrued for any Participant, Former Participant or Beneficiary hereunder shall not be adversely affected thereby; and provided, further, that no such amendment shall have the effect of reverting to the Employer any part of the principal or income of the Trust Fund. No amendment to the Plan shall decrease the balance of a Participant's Individual Account or eliminate an optional form of distribution.

Section 10.2
Termination of the Plan

The Sponsoring Employer expects to continue the Plan indefinitely, but continuance is not assumed as a contractual obligation and the Sponsoring Employer reserves the right at any time by action of the Board to terminate its participation in the Plan. If the Sponsoring Employer terminates or partially terminates its participation in the Plan or permanently discontinues its Contributions at any time, each Participant affected thereby shall be then vested with the amount to the credit in his Individual Account.

In the event of termination or partial termination of the Plan by the Sponsoring Employer, the Committee shall value the Trust Fund as of the date of termination. That portion of the Trust Fund for which the Plan has not been terminated shall be unaffected.

Section 10.3
Return of Contributions

It is intended that this Plan shall be approved and qualified under the Code and Regulations issued thereunder with respect to Employees' Plans and Trusts (1) so as to permit the Employer to deduct for federal income tax purposes the amounts of contributions to the Trust; (2) so that contributions so made and the income of the Trust Fund will not be taxable to Participants as income until received; (3) so that the income of the Trust Fund shall be exempt from federal income tax. Any Employer Contributions and Salary Redirection are made to the Plan conditioned on there deductibility under Code Section 404. In the event the Commissioner of Internal Revenue or his delegate rules that the deduction for all or a part of any Employer Contribution (or Salary Redirection) is not allowed under Code
Section 404, the Employer reserves the right to recover that portion or all of their contributions for which no deduction is allowed (reduced by any losses), provided such recovery is made within one (1) year of the disallowance.

In the event that the Commissioner of Internal Revenue determines that the Plan is not initially qualified under the Internal Revenue Code, any contribution made incident to that initial qualification by the employer must be returned to the employer within one (1) year after the date the initial qualification is denied, but only if the application or the qualification is made by the time prescribed by law for filing the employer's return for the taxable year in which the Plan is adopted, or such later date as the Secretary of the Treasury may prescribe.
                           ARTICLE 11

                          MISCELLANEOUS

Section 11.1
Governing Law

The Plan shall be construed, regulated and administered according to the laws of the Commonwealth of Kentucky, except in those areas preempted by the laws of the United States of America.

Section 11.2
Construction

The headings and subheadings in the Plan have been inserted for convenience of reference only and shall not affect the construction of the provisions hereof. The words and phrases defined in Article 1 when used in this Plan with an initial capital letter shall have the meanings specified in Article 1, unless a different meaning is clearly required by the context. Any words herein used in the masculine shall be read and construed in the feminine where they would so apply. Words in the singular shall be read and construed as though used in the plural in all cases where they would so apply.

Section 11.3
Administration Expenses

The expenses of administering the Trust Fund and the Plan shall be paid from the Trust Fund, unless they are paid by the Employer.

Section 11.4
Participant's Rights

No Participant in the Plan shall acquire any right to be retained in the Employer's employ by virtue of the Plan, nor, upon his dismissal, or upon his voluntary termination of employment, shall he have any right or interest in and to the Trust Fund other than as specifically provided herein. The Employer shall not be liable for the payment of any benefit provided for herein; all benefits hereunder shall be payable only from the Trust Fund.

Section 11.5
Spendthrift Clause

To the extent permitted by law, none of the benefits, payments, proceeds, or distributions under this Plan shall be subject to the claim of any creditor of the Participant, Former Participant or any Beneficiary hereunder or to any legal process by any creditor of such Participant, Former Participant or any such Beneficiary; and neither shall such Participant, Former Participant or any such Beneficiary have any right to alienate, commute, anticipate, or assign any of the benefits, payments, proceeds or distributions under this Plan. The preceding sentence shall also apply to the creation, assignment, or recognition of a right to any benefit payable with respect to a Participant pursuant to a domestic relations order, unless such order is determined to be a qualified domestic relations order, as defined in Section 414(p) of the Code, or any domestic relations order entered before January 1, 1985, under which payments have commenced prior to such date.

This Plan specifically permits a distribution to an alternate payee under a qualified domestic relations order at any time, irrespective of whether the Participant has attained his earliest retirement age under the Plan. Nothing in this Section 10.5 gives a Participant a right to receive a distribution at a time otherwise not permitted under the Plan nor does it permit the alternate payee to receive a form of payment not permitted under the Plan.

Section 11.6
Merger, Consolidation or Transfer

In the event of the merger or consolidation of the Plan with another plan or transfer of assets or liabilities from the Plan to another plan, each then Participant, Former Participant or Beneficiary shall not, as a result of such event, be entitled on the day following such merger, consolidation or transfer under the termination of the Plan provisions to a lesser benefit than the benefit he was entitled to on the date prior to the merger, consolidation or transfer if the Plan had then terminated.

Section 11.7
Counterparts

The Plan and the Trust Agreement may be executed in any number of counterparts, each of which shall constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.







                           SIGNATURES

IN WITNESS WHEREOF, the Employer has caused this Plan to be executed this _______ day of _________________, ______, but effective January 1, 1998.


Witness:   Louisville Gas and Electric Company





_____________________
BY_________________________________________